EXHIBIT 99.1

For additional information, contact:
T. Heath Fountain
Senior Vice President and
Chief Financial Officer
(229) 878-2055

HERITAGE FINANCIAL GROUP, INC. ANNOUNCES
QUARTERLY CASH DIVIDEND OF $0.03 PER SHARE

Albany, Ga. (February 24, 2011) – Heritage Financial Group, Inc. (the "Company") (NASDAQ: HBOS), the holding company for HeritageBank of the South (the "Bank"), today announced that its Board of Directors has declared a cash dividend of $0.03 per share.  The dividend will be paid on March 25, 2011, to stockholders of record as of March 11, 2011.

In setting the new quarterly dividend rate for 2011, following the Company's second-step conversion and offering completed in November 2010, the Company noted the total dividend payment is equivalent to the total amount paid in the previous quarter.  Earlier, under the mutual holding company structure, Heritage MHC, which owned approximately 76% of the Company's outstanding common stock, waived receipt of the dividend on its shares.

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 20 full-service branch locations and two mortgage production offices.  As of December 31, 2010, the Company reported total assets of approximately $755.4 million and total stockholders' equity of approximately $119.4 million.  For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions.  Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

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